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EXHIBIT 99.A

June 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

Deloitte & Touche LLP was appointed in June 2002 to provide audited financial statements for the annual report on Form 11-K for the Harrah's Entertainment, Inc., Savings and Retirement Plan (the "Plan"). Although we have commenced the process to prepare and audit the Plan's financial statements, we will be unable to complete the process in time to meet the June 30, 2002 deadline due to the timing of our appointment. Accordingly, we respectfully request that the extension to file the Form 11-K be approved.

Sincerely,
/s/ WADE C. MCKNIGHT Wade C. McKnight Partner, Audit and Assurance

WCM/fs

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EXHIBIT 99.A